CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 1 to Registration Statement No. 33-90522 on Form N-2 of Avalon Capital, Inc., of our report dated October 22, 1997, appearing in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the headings "Accountants" and "Financial Statements" also in the Statement of Additional Information.


Deloitte & Touche LLP
New York, New York
December 29, 1997